                                     EXHIBIT 5.1



                                 July 1, 1998

SuperGen, Inc.
Two Annabel Lane, Suite 220
San Ramon, California 94583

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Commission on or about July 1, 1998 (the "Registration
Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 750,000 shares of your Common Stock reserved for issuance under the 1993 Stock Option Plan (the "1993 Plan") and 100,000 Shares reserved for issuance under the 1998 Employee Stock Purchase Plan (the "1998 Plan"). The 750,000 shares of Common Stock reserved under the 1993 Plan and the 100,000 shares reserved for issuance under the 1998 Plan are referred to hereafter collectively as the "Shares" and the 1993 Plan and the 1998 Plan are referred to hereafter collectively as the "Plans." As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plans.

     It is our opinion that, when issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                              Sincerely,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation